Exhibit 3.4
Bancomer	F/29307-6
Servicios

TRUSTEE REPLACEMENT AGREEMENT FOR THE REVOCABLE TRUST ADMINISTRATION AGREEMENT NUMBER F/29307-6 SIGNED BY AND BETWEEN THE FOLLOWING IN THEIR CAPACITY AS TRUSTORS: MRS. MARÍA ESTHER AGUIRRE GÓMEZ, FRANCISCO DE JESÚS AGUIRRE GÓMEZ, ANA MARÍA AGUIRRE GÓMEZ, MARÍA ADRIANA AGUIRRE GÓMEZ, CARLOS DE JESÚS AGUIRRE GÓMEZ, RAFAEL FELIPE DE JESÚS AGUIRRE GÓMEZ, AND JOSÉ MANUEL AGUIRRE GÓMEZ (HEREAFTER THE "TRUSTORS");

and

BBVA BANCOMER SERVICIOS S.A. A MULTIPLE BANKING INSTITUTION, BBVA BANCOMER FINANCIAL GROUP, TRUSTS OFFICE, (AS SUCCESSOR IN INTEREST FOR BANCOMER S.A.), AS REPLACED TRUSTEE (HEREAFTER THE "REPLACED TRUSTEE") REPRESENTED HEREIN BY THEIR DELEGATE TRUSTEES, ROSA ELENA SORIA PRADO AND NATALIA PINEDA ARCHUNDIA.

AND LASTLY IXE BANCO, S.A., A MULTIPLE BANKING INSTITUTION, IXE FINANCIAL GROUP, TRUSTS DIVISION, AS REPLACING TRUSTEE (HEREAFTER THE "REPLACING TRUSTEE") REPRESENTED HEREIN BY ITS DELEGATE TRUSTEE IDALIA MORALES LEVER, AND BY ARMANDO JORGE RIVERO LAING, LEGAL DIRECTOR, WHEREIN THE FOLLOWING BACKGROUND, REPRESENTATIONS AND CLAUSES ARE SET OUT:

B A C K G R O U N D
WHEREAS:

FIRST. That with public deed number 21,172 dated March 19, 1998 formalized by Notary Public Sara Cuevas Villalobos holding notarial license number 197 of the Federal District an irrevocable trust Agreement was placed on record, with the following appearing:
Mrs. María Esther Gómez Tovar de Aguirre as Trustor and Beneficiary A, Mr. Adrián Aguirre Gómez, María Elena Aguirre Gómez, and María Trinidad Aguirre Gómez in their capacity as Trustors and Beneficiaries B, and Bancomer, S.A., a Multiple Banking Institution, Financial Group, Trusts Office (now as their successor in interest BBVA Bancomer Servicios S.A., a Multiple Banking Institution, BBVA Bancomer Financial Group, Trusts Office) in their capacity as trustee (hereafter the Trustee), to which registration number F/29307-6 (hereafter the trust) was assigned, for the purpose of creating an administrative trust, the basic purpose of which was to retain the shares that the Trustors placed therein for the term of the trust or until released under those circumstances set out by the Agreement itself, or if the Technical Committee were to decide to sell them.

SECOND. On March 31, 1998, the Trustors and the Trustee signed an Amended Agreement, amending clauses Four and Twenty-four.

THIRD. On June 3, 1998, the Trustors and the Trustee signed a SECOND amended agreement which amended the trust in its entirety, the participants in this second amended agreement being the following: Mrs. María Esther Tovar de Aguirre in her capacity as Trustor and Beneficiary A, Mrs. María Esther Aguirre Gómez, Francisco de Jesús Aguirre Gómez, Ana María Aguirre Gómez, María Adriana Aguirre Gómez, Maria Guadalupe Aguiree Gomez, Carlos de Jesús Aguirre Gómez, Rafael Felipe de Jesús Aguirre Gómez, María Trinidad Aguirre Gómez, and José Manuel Aguirre Gómez in their capacity as Trustors and Beneficiaries B.

FOURTH. That at a session of the Technical Committee of the trust on May 24, 1999, among the other resolutions issued was a decision to amend the clauses of the trust and approve the donation described in the paragraph below.

FIFTH. That on May 25, 1999 and by a donation authorized by the Technical Committee of the Trust, María Guadalupe, Adrián, María Elena and María Trinidad, all with the last name Aguirre Gómez, donated to María Esther Gómez Tovar de Aguirre, all the beneficiary rights corresponding to her in trust 29307-6. This was put on record in public deed number 104,830 of this date formalized by Notary Public Ignacio R. Morales Lechuga, notary number 116 of the Federal District, and by virtue of this donation the donors no longer had the capacity of Trustors and Beneficiaries B that they had prior to this date.

SIXTH. At a session of the Technical Committee of the Trust held on April 5, 2000, it was agreed to authorize, among other things, the donation made by Mrs. María Esther Gómez Tovar de Aguirre of all the beneficiary rights corresponding to her, for the assets placed in trust, giving them to Mrs. María Esther, Francisco Jesús, Ana María, María Adriana, Carlos de Jesús, Rafael Felipe de Jesús and José Manuel, all with the last name Aguirre Gómez. This donation was formalized with public deed number 107,457 dated April 5 of that year, by the same notary as the previous ones. By virtue of this donation Mrs. María Esther Gómez Tovar de Aguirre ceased being a Trustor, Beneficiary A of the trust.

SEVENTH. At a session of the Technical Committee of the trust held on May 26, 2000 it was agreed unanimously to amend the trust agreement to update it with regard to the parties participating therein, to reflect the donations described in the points above and to reflect compliance with obligations with regard to Adrián, María Elena, María Trinidad, and María Guadalupe, all with the last name of Aguirre Gómez, which to date have been fulfilled.

EIGHTH. Bancomer S.A., Trusts Office, as trustee in trusts 23020-1 and 29307-6, signed for the order and account of the Trustors and Beneficiaries of these trusts a Loan Agreement and a first amended agreement with National Bank of Mexico S.A., a Multiple Banking Institution and member of the Financial Group Banamex-Accival (Banamex) in UDIs (INVESTMENT UNITS) (the Banamex Loan) the balances of which have to date been settled.

NINTH. That in order to guarantee each and every one of the obligations under the Banamex loan, a caución bursátil [security device designed to create a lien on publicly traded securities], was created, the subject of which was a certain number of CPO's [common share certificates].

TENTH. That Bancomer S.A. Trusts Office, as trustee of trust 29307-6 signed, for the order and account of any of the trustors and beneficiaries of the trust, a loan agreement with Custodial Trust Company, the balance of which to date has been settled (the Custodial Loan).

ELEVENTH. On May 26, 2000, the Trustors and Trustee signed a THIRD amended Agreement which amended the trust in its entirety.

TWELFTH. On December 21, 2004, the Trustors and the Trustee signed a FOURTH amended Agreement which amended the contents of the following clauses of the trust: the tenth, twelfth and sixteenth clauses.

R E P R E S E N T A T I O N S

I.  The Trustors and Beneficiaries state the following:

a)	That they have the necessary and sufficient powers to sign this Agreement.

b)
That the trustee was requested via a letter of instruction on December 22, 2006, a copy of said letter being attached hereto as Annex A, to agree for the purpose of protecting their interests to be replaced in their position as Trustee, beginning on the signature date of this Agreement, by Ixe banco S.A., a Multiple Banking Institution, the Ixe Financial Group, Trusts Division, which would thereafter act in the Trust Agreement in the capacity of Replacing Trustee.

c)
That they are satisfied with each and every one of the operations that the Trustee carried out in compliance with the purposes of the trust as well as all legal actions that were carried out, expressly approving and confirming those operations and releasing the Trustee from any responsibility in that respect.

d)
That they wish to sign this Trustee Replacement Agreement, designating Ixe banco S.A., a Multiple Banking Institution, the Ixe Financial Group, Trusts Division, as Replacing Trustee for BBVA BANCOMER SERVICIOS S.A., Multiple Banking Institution, BBVA Financial Group, Trusts Division in the Trust Agreement referred to in Background section One above.

e)
That as a consequence thereof, the Replaced Trustee with this deed conveys to the Replacing Trustee the assets of the trust which are set out in Annex B of this Agreement, duly signed by the parties and forming an integral part thereof.

II.  The Replaced Trustee declares through its delegate trustees that:

a)
It is a Credit Institution formed under the laws of México and is duly empowered to carry out, among others, fiduciary operations per the terms of section XV of Article 46 of the Law of Credit Institutions.

b)
Its Delegate Trustees have all powers needed to enter into binding agreements per the terms of this instrument in accordance with public deeds numbers 85,397 dated February 7, 2006 and 81,315 dated October 27, 2004, respectively, formalized by Notary Public Carlos de Pablo Serna, Notary Public number 137 of the Federal District, powers which have not been revoked or modified in any way.

c)
It has periodically submitted to the Trustors, during the time it acted as Trustee, the corresponding account statements for the financial and accounting transactions of the trusy assets, which were approved by those same Trustors.

d)
On December 22, 2006 the Trustors received instruction in writing to take the steps necessary to be replaced as Trustees in the Trust as referred to in Background section One of this Agreement, stating that they were in Agreement as far as executing this Trustee Replacement Agreement.

III.  The Replacing Trustee states through its Delegate Trustees that:

a)
The Principal is a Sociedad Anónima [Corporation], a Multiple Banking Institution formed under the laws of México, duly empowered to carry out among others fiduciary operations per the terms of section XV of Article 46 of the Law of Credit Institutions.

b)	It agrees to carry out the responsibility conferred upon it herein by the Trustors, for which reason it is appearing to sign this Replacement Agreement in its capacity as Replacing Trustee.

c)	It recognizes the content and legal scope of the trust to which the background section of this agreement refers.

d)
Its representatives have the powers needed to sign this Agreement, offering proof of these powers with public deed number 97,506 dated July 10, 2003 formalized by Cecilio González Márquez, Notary Public number 151 of the Federal District, duly entered in the Public Register of Trade of the Federal District under commercial folio number 193,508 dated July 25, 2003, stating that its powers have not been revoked, limited or amended in any way.

e)
It has received from the Trustors a request to act as Replacing Trustee in the trust to which the Background section One of this Agreement refers, stating that it agrees to take on the responsibility conferred upon it herein.

In view whereof, the parties herewith enter into a binding agreement comprising the following

C L A U S E S

FIRST. BBVA BANCOMER SERVICIOS, SOCIEDAD ANÓNIMA, MULTIPLE BANKING INSTITUTION, FINANCIAL GROUP BBVA BANCOMER in its capacity as REPLACED TRUSTEE, by instructions formalized in this deed by the Trustors, and IXE BANCO, SOCIEDAD ANÓNIMA, MULTIPLE BANKING INSTITUTION, IXE FINANCIAL GROUP, TRUSTS DIVISION in its capacity as Replacing Trustee, agree that the latter shall replace the former as Fiduciary Institution in the Trust Agreement cited in the Background section One of this Agreement.

SECOND. The Replacing Trustee, through its Delegate Trustees, accept the responsibility conferred upon it, assuming herein all powers and obligations pertaining to their role as REPLACING TRUSTEE, starting from the date this Agreement is signed, per the terms and conditions agreed upon in the Trust and in those Agreements amending the trust cited in the Background section One of this Agreement. For the purposes of registration of the Replacing Trustee, from this time on the Trust shall be identified and registered under number F/633.

THIRD.   ON THE CONVEYANCE OF THE PROPERTY. As a consequence of this Agreement, the Replaced Trustee shall convey in this act to the Replacing Trustee, who shall to its satisfaction receive, the total sum of the assets of the Trust, that have been accounted for and recorded to date in the Trust Agreement F/29307-6, on the date of signature of this Agreement, said assets being detailed in Annex B of this Agreement, duly signed by the parties, and forming an integral part thereof.

This conveyance shall be carried out by electronic transfer to checking account number 12233196 in the name of IXE BANCO, SOCIEDAD ANÓNIMA, Trust F/633 (key 032180000122331969) and/or transferred to the Stock Exchange Intermediary Agreement number 651380 in the name of IXE BANCO, SOCIEDAD ANÓNIMA, trust F/633.

The Trustors have a period of 15 working days to set out any clarifications they deem appropriate with regard to the assets of the trust. Once this period has passed, and the Trustors have not issued any comments on the matter, then these assets shall be understood as being tacitly approved.

It should be mentioned that the Replaced Trustee, as a consequence of this replacement, shall revoke each and every one of the powers granted by instruction of the Technical Committee in the trust mentioned in the Background section One.

The Replacing Trustee shall in this act consider as being received the shares of the assets placed in trust which are protected by the securities endorsed and delivered to it by the Replaced Trustee. Likewise, the Replaced Trustee shall sign the communications sent to the Secretary of the Board of Directors of the issuer of those securities in order to notify him that he must notate in the book of shareholders the handover of the aforementioned shares to the Replacing Trustee.

The Replaced Trustee states that the securities described in Annex B on the signature date of this Agreement comprise the totality of the assets placed in trust.

FOURTH. In accordance with statements made by the Trustors and by the Replaced Trustee, the parties to this agreement agree that any explanation that must be given to anyone, either of a public or private nature, with respect to the operations carried out during the activity of BBVA Bancomer Servicios SA, Multiple Banking Institution, Financial Group BBVA Bancomer Trust office as Trustee will have to be done by the Trustors.

FIFTH. INDEMNIFICATION. The Trustors jointly, solidarily and without restrictions agree to leave the Replaced Trustee, its Delegate Trustees, functionaries, employees, external auditors and those with legal powers to act, free and clear of any obligation with regard to any complaint, claim, lawsuit, reports on facts of an offense and in general any conflict deriving from the actions performed by the Replaced Trustee and in compliance with the purposes of the trust referred to in the Background section 1 of this Trustee Replacement Agreement, in observance of the provisions of the clauses of the Agreement with respect to the instructions of the Technical Committee of the Trust, and as applicable, likewise, by signing this Agreement. Furthermore, the Trustors jointly, solidarily and with restrictions agree to indemnify the Replaced Trustee, its Delegate Trustees, functionaries, employees, external auditors and those with legal powers to act, reimbursing them for the sum of any fine, penalties and damages and in general any expense including those for external solicitors which they may have incurred for their attention to the matters mentioned above, unless it can be demonstrated that the Replaced Trustee has acted with negligence, fraud or bad faith or has not transferred the amount indicated per the terms of the second clause of this Agreement.

The provisions of the paragraph above shall take legal effect beginning on this date and shall last for the term of the trust as well as after its end.

SIXTH. DISCHARGE AGREEMENT.  The Trustors in this act expressly release the Replaced Trustee from the obligations and responsibilities derived from handling the property which makes up the assets placed in trust and which are given in Annex "B" of this Agreement, stating expressly their agreement with the administration and handling thereof on the part of the Replaced Trustee from the date on which it assumed the responsibility of trustee of the Trust Agreement, until the date this Agreement was signed, for which reason the Trustors grant the Replaced Trustee the broadest discharge allowed by law, with no present or future rights or legal action whatsoever reserved against BBVA Bancomer Servicios SA, Multiple Banking Institution, BBVA Bancomer Financial Group, Trust Office or against their representatives or employees.

The discharge referred to in this clause shall apply only if the Trustors or the Replaced Trustee have no objections to the stipulations of the third clause of this Agreement.

SEVENTH. ON THE LIABILITY OF THE REPLACING TRUSTEE.The Trustors and the Replaced Trustee recognize and accept expressly that the Replacing Trustee shall assume no responsibility for the investment that the Replaced Trustee made nor for the way in which it administered the assets that were placed in trust since the obligations of the Replaced Trustee will only have begun at the time this Agreement is signed.

EIGHTH.  Compliance with fiscal obligations which, as a consequence both of the term of the trust and the acts carried out in execution thereof, as well as of this agreement, set out or impose corresponding fiscal provisions shall be the strict responsibility of the Trustors, and they release the Replaced Trustee from any fiscal liability which may have been generated by its administration and operation of the trust as well as the trustee replacement brought about with this Agreement, by virtue of which it is the exclusive responsibility of the Trustor to comply with obligations deriving from applicable fiscal laws.

NINTH. COMMISSIONS AND EXPENSES.  The Replaced Trustee states that it has received from the Trustors on the date this Agreement was signed full payment of all commissions, fees and other emoluments or compensations due it for carrying out the responsibilities conferred upon it as well as payment of all expenses he may have laid out in performance of these responsibilities which originated during the period in which it acted as trustee of the Trust Agreement, for which reason in this act the Replaced Trustee grants to the Trustor the broadest discharge allowable in law, reserving no rights or legal action present or future against the Trustors.

TENTH. CLAUSES IN FORCE.  With the exception of what is expressly stipuated in this Agreement and the trustee replacement being carried out herein, the Trustors and the Replacing Trustee state that for all legal purposes the Trust Agreement and its amending agreements comprise each and every one of its terms and conditions, the above without detriment to any revisions and modifications which may be made after this Agreement is signed.

ELEVENTH. CONFORMITY.  The parties indicate their conformity with the trust replacement referred to in this Agreement as well as to each and every one of the background statements, representations and clauses set out therein.

TWELFTH. DOMICILES. For all legal purposes the parties indicate as their domiciles the following:

Replaced Trustee	Av. Universidad 1200, Col. Xoco, Delegación
Benito Juárez, Mexico, D.F., C.P. 03339

Replacing Trustee	Reforma No. 505 floor 48 Col. Cuauhtemoc,
Delegación Cuauhtemoc, Mexico, D.F., C.P. 06500

Trustors:

María Esther Aguirre Gómez	Paseo de la Reforma 2631, Lomas de Chapultepec,
11000 Mexico, D.F.
Francisco de Jesús Aguirre Gómez	Campos Eliseos 112-A, Polanco, C.P. 11560,
Mexico. D.F.
Ana María Aguirre Gómez	Bosque de Tabachines 327 Torre Uno, Pent House
2, Condominio Real del Bosque, Col. Bosques de
las Lomas, 011700 Mexico, D.F.
María Adriana Aguirre Gómez	Prolongacion Paseo de la Reforma 1232, Pent
House 1704, Col. Lomas de Bezares, 11919
Mexico, D.F.
Carlos de Jesús Aguirre Gómez	Boulevard Kukulcan Kilometer 2.2, Condominio
"Las Quintas", Casa No. 4, Cancún, Quintana Roo,
C.P. 77500
José Manuel Aguirre Gómez	Paseo de los Laureles 444, Torre Verde,
Departamento 1401, Col. Bosques de las Lomas,
11700, Mexico. D.F.

THIRTEENTH. ANNEXES AND HEADINGS.All documents annexed to this Agreement or those to which reference is made form an integral part thereof, as if they had been actually inserted in it. The titles and headings of the clauses of this Agreement shall be used only for reference and shall not affect the interpretation thereof.

FOURTEENTH.The Replaced Trustee, in signing this Agreement, shall receive the amount of $15,000 (15,000 pesos 00/100) plus VAT, an amount which the TRUSTORS must pay to the Replaced Trustee before signing this Agreement.

FIFTEENTH. LEGISLATION AND JURISDICTION. For all matters relating to interpretation and compliance with this Agreement, the parties expressly and irrevocably subject themselves to the applicable laws of México and to the jurisdiction of the competent courts of México City, Federal District; for which reason they expressly and irrevocably waive from here on in any other forum they may be able to use by reason of their respective domiciles, either present or future, or for any other reason.

The parties were read the contents of this Trustee Replacement Agreement, signed in three original copies in Mexico City D.F. on June 15, 2007

REPLACED TRUSTEE
BBVA BANCOMER SERVICIOS S.A. MULTIPLE BANKING INSTITUTION,
FINANCIAL GROUP BBVA TRUST OFFICE,
REPRESENTED HEREIN BY ITS DELEGATE TRUSTEES:

/s/ Rosa Elena Sora Prado	/s/ Natalia Pineda Archundia
Rosa Elena Sora Prado	Natalia Pineda Archundia

TRUSTORS AND BENEFICIARIES:

/s/ María Esther Aguirre Gómez	/s/ Francisco de Jesús Aguirre Gómez
María Esther Aguirre Gómez	Francisco de Jesús Aguirre Gómez

/s/ Ana María Aguirre Gómez	/s/ María Adriana Aguirre Gómez
Ana María Aguirre Gómez	María Adriana Aguirre Gómez

/s/ Carlos de Jesús Aguirre Gómez	/s/ Rafael Felipe de Jesús Aguirre Gómez
Carlos de Jesús Aguirre Gómez	Rafael Felipe de Jesús Aguirre Gómez

/s/ José Manuel Aguirre Gómez

José Manuel Aguirre Gómez

REPLACING TRUSTEE
IXE BANCO S.A. MULTIPLE BANKING INSTITUTION,
IXE FINANCIAL GROUP
REPRESENTED HEREIN BY ITS FIDUCIARY DELEGATE
AND LEGAL DIRECTOR

/s/ Idalia Morales Lever	/s/ Armando Jorge Rivero Laing
Idalia Morales Lever	Armando Jorge Rivero Laing
FIDUCIARY DELEGATE	LEGAL DIRECTOR

THESE SIGNATURES CORRESPOND TO THE TRUSTEE REPLACEMENT AGREEMENT FOR TRUST NUMBER F/29307-6, SIGNED ON JUNE 15, 2007